Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Laura Scorza, Sr. Public Relations Manager – Europe +41-(0) 21-863-5336

Logitech Names Bracken P. Darrell President

FREMONT, Calif. — March 14, 2012 and MORGES, Switzerland, March 15, 2012 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that Whirlpool EMEA leader Bracken P. Darrell will join Logitech as president, effective April 9, 2012. Reporting to Guerrino De Luca, Logitech chairman and chief executive officer, Mr. Darrell will assume responsibility for research and development, sales and marketing, manufacturing, supply chain, IT, human resources and legal functions. The company’s finance organization and LifeSize division will continue to report to Mr. De Luca until January 1, 2013, at which time Mr. Darrell will succeed Mr. De Luca as chief executive officer.

“Bracken Darrell and Logitech are an excellent match,” said Guerrino De Luca. “Bracken has a proven track record in highly successful global companies, with experience in operations, product innovation, marketing, service and brand management. He is a change agent, having driven innovation and transformation for iconic consumer brands. Bracken brings a passion for keeping the consumer at the heart of decisions as well as a fresh perspective on our business. The board of directors and I believe that Bracken is the right individual to drive our company to renewed profitable growth, and I am thrilled to work with him on his transition from president to CEO.”

Bracken Darrell, age 49, joins Logitech from Whirlpool Corporation, where he has been serving as executive vice president of Whirlpool Corporation and president of Whirlpool EMEA. Prior to joining Whirlpool in 2008, Mr. Darrell was with Procter & Gamble, most recently as president of Braun globally, based in Germany. In addition to serving in Procter & Gamble for twelve years, Mr. Darrell spent five years with General Electric Company, most recently as general manager of Consumer Home Service for GE Appliances. Mr. Darrell previously held positions with PepsiCo and Arthur Anderson. He received an M.B.A. degree from Harvard University in 1991 and a B.A. degree from Hendrix College in 1985.

Logitech Names Bracken P. Darrell President – Page 2

“I’m very excited to take on this role,” said Bracken Darrell. “Logitech’s strong history of innovation, design, and leadership in this space makes it extremely compelling to me. I’ve been a fan of Logitech products for years, so I’m eager to join Guerrino in driving the company toward renewed growth and increased profitability.”

Teleconference and Webcast

Logitech’s chairman and chief executive officer, Guerrino De Luca, will hold a webcast to discuss Mr. Darrell’s appointment on March 15, 2012 at 10:30 a.m. Eastern Daylight Time and 15:30 Central European Time. A live webcast of the call will be available on the Logitech corporate website at http://ir.logitech.com.

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

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Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI – IR)